Exhibit 10.2

Summit Materials, Inc.

December 18, 2024

Scott Anderson

1530 NE 39th St.

Topeka, KS 66617

Dear Scott:

This letter memorializes our recent discussions concerning tax planning actions in connection with the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger by and among Summit Materials, Inc. (the “Company”), Quikrete Holdings, Inc. (“Quikrete”) and Soar Subsidiary, Inc., a wholly owned subsidiary of Quikrete (the “Merger Agreement”).

On December 20, 2024 (the “Acceleration Date”), (i) your outstanding unvested service-based restricted stock unit awards will be settled (the “Accelerated RSUs”) and (ii) the amount of $575,250, representing your 2024 Short-Term Incentive Plan (the “2024 STIP”) award being deemed earned at 125% of target, will be paid to you. Any remaining 2024 STIP payout will be trued up in 2025. All of these payments will be less applicable withholdings and deductions.

You agree that the Accelerated RSUs will be subject to repayment in the following circumstances (each, a “Repayment Event”):

•	Your employment is terminated by the Company for Cause or you resign other than due to a Constructive Termination (each as defined in the Company’s Executive Severance Plan) prior to the closing of the Merger.

•	The Merger does not close and the Merger Agreement is terminated.

Within ten (10) days following a Repayment Event, you will repay to the Company the Accelerated RSUs (other than any Accelerated RSUs that would have otherwise already vested based on their original vesting terms). The repayment amount will be determined based on the lesser of the average closing price of the Company’s Class A common stock (“Company Stock”) for the 20 trading days ending on (i) the Acceleration Date and (ii) the date the Repayment Event is triggered. Repayment may be in the form of cash, shares of Company Stock or a combination of the two.

You agree that, within 30 days of the date of this letter, you will file an 83(b) election (in a form which the Company will provide to you) with respect to the Accelerated RSUs.

This letter sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all other agreements made between the parties. This letter is governed by Delaware law, and the parties hereby waive any right to a jury trial with respect to any dispute arising out of this letter.

SUMMIT MATERIALS, INC.

By:	/s/ Chris Gaskill
Name: Chris Gaskill
Title: EVP, CLO and Secretary

/s/ Scott Anderson
Scott Anderson